PROXY AND RIGHT OF FIRST REFUSAL AGREEMENT

This Proxy and Right of First Refusal Agreement (this “Agreement”) is entered into as of January 18, 2007, by and between Julia Stefanko (“Ms. Stefanko”) and Haig S. Bagerdjian (“Mr. Bagerdjian”).

RECITALS

A.    As of the date of this Agreement, (i) each of Ms. Stefanko and Mr. Bagerdjian is the beneficial owner of shares of the common stock of Point.360, a California corporation (“Point.360”), and (ii) Mr. Bagerdjian is the Chairman of the Board and Chief Executive Officer of Point.360. Outstanding shares of the capital stock of Point.360 are referred to in this Agreement as “Shares.”

B.    Ms. Stefanko and Mr. Bagerdjian desire to enter into this Agreement pursuant to which, for a term of eighteen months, (i) Ms. Stefanko will deliver to Mr. Bagerdjian an irrevocable proxy to vote the Shares that she beneficially owns in the event that Point.360’s shareholders vote upon a proposal regarding a change of control (as defined below) regarding Point.360, and (ii) Mr. Bagerdjian and Ms. Stefanko will each give the other party a right of first refusal to purchase any Shares that he or she proposes to sell or otherwise transfer other than on the open market. Ms. Stefanko and Mr. Bagerdjian believe that this Agreement is in their respective best interests and in the best interests of Point.360 and its shareholders.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Ms. Stefanko and Mr. Bagerdjian hereby agree as follows:

ARTICLE 1
IRREVOCABLE PROXY

1.1    Grant of Irrevocable Proxy. Ms. Stefanko hereby grants and delivers to Mr. Bagerdjian an irrevocable proxy (the “Proxy”) with respect to any and all Shares that are beneficially owned by Ms. Stefanko, whether owned as of the date of this Agreement or subsequently acquired by Ms. Stefanko. Ms. Stefanko agrees not to give a proxy regarding the matters covered by the Proxy to any other person during the term of the Proxy. The Proxy is coupled with an interest and is irrevocable during the term of the Proxy specified below in Section 1.5. The Proxy is given in order to secure and to carry out the obligations of Ms. Stefanko under this Agreement, and Mr. Bagerdjian is authorized to file a copy of this Agreement with the Secretary of Point.360.

1.2    Matters Covered by the Proxy and Powers of Mr. Bagerdjian Under the Proxy.

(a)    The Proxy given by Ms. Stefanko pursuant to Section 1.1 is valid only with respect to a vote, consent, waiver, or other action by Point.360’s shareholders on a proposal regarding a proposed “Change of Control.” For purposes of this Agreement, a “Change of Control” means any proposed transaction or series of related transactions as a result of which:

(i)   Any person or group of persons, as the term “group” is defined for purposes of this Agreement in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, will acquire beneficial ownership of securities of Point.360, or of any entity resulting from a merger to which Point.360 is a party and is not the surviving party, representing at least twenty percent of the combined voting power of the then-outstanding securities of Point.360 (provided that the terms “beneficial ownership” and “beneficial owner” shall be defined for purposes of this Agreement in accordance with Rule 13d-3 under the Exchange Act);

(ii)   Point.360 will sell or otherwise transfer all or substantially all of its assets to any person or group of persons; or

(iii)          Point.360 will consummate any merger, reorganization or consolidation to which it is a party (regardless as to whether it is the surviving entity) unless persons who were beneficial owners of the outstanding voting securities of Point.360 immediately prior to the consummation of the transaction will beneficially own (immediately after the consummation of the transaction) more than eighty percent of the combined voting power of the then-outstanding securities of the person surviving or resulting from the merger, reorganization or consolidation.

(b)    As proxy for Ms. Stefanko with respect to a proposed shareholder vote, consent, waiver or other action regarding a Change of Control, Mr. Bagerdjian is fully authorized, in the name, place and stead of Ms. Stefanko, to attend any and all meetings of the shareholders of Point.360 and to represent, vote, execute consents, execute waivers, and otherwise act on behalf of Ms. Stefanko with respect to the Shares covered by the Proxy in the same manner and with the same effect as if Ms. Stefanko were personally present at any and all such meetings and voting the Shares or personally acting on any and all matters regarding a Change of Control submitted to the shareholders of Point.360 for written approval or consent. Mr. Bagerdjian shall not be required to consult with Ms. Stefanko prior to voting the Shares or giving a written consent or waiver with respect to the Shares, and Mr. Bagerdjian has the absolute right to vote the Shares and to give written consents and waivers with respect to the Shares in such manner as he determines in his sole discretion.

(c)    Mr. Bagerdjian is not authorized to exercise the Proxy on any matter that does not relate to a Change of Control, and Ms. Stefanko has the right and power to grant a proxy to another person to vote her Shares on any proposal other than a proposal relating to a Change of Control.

1.3    Delivery of a Supplemental Proxy with Respect to a Specific Change of Control Proposal. In the event that Point.360’s shareholders are asked to vote, deliver consents or waivers, or otherwise act with respect to a proposed Change of Control, Ms. Stefanko shall deliver to Mr. Bagerdjian a supplemental proxy in the form of Exhibit A attached hereto, within five days after receipt of Mr. Bagerdjian’s request, with respect to the specific proposal on which Point.360’s shareholders have been requested to act, and Mr. Bagerdjian is authorized to file such proxy with the Secretary of Point.360. Mr. Bagerdjian’s failure to request a supplemental proxy in the form of Exhibit A from Ms. Stefanko with respect to the specific transaction that is to be acted upon by Point.360’s shareholders shall not, however, diminish or otherwise alter the Proxy that has been given by Ms. Stefanko to Mr. Bagerdjian pursuant to this Agreement.

1.4    Effect of Various Transactions. The Proxy shall continue in full force and effect with respect to any and all Shares that are acquired by Ms. Stefanko after the date hereof. References in this Agreement to “Point.360” and to the “Shares” also refer to any entity that is Point.360’s successor-in-interest and to any shares of stock or other securities that are issued to Ms. Stefanko in exchange or replacement for Point.360’s capital stock.

1.5    Term of the Proxy. Unless otherwise agreed in writing by Mr. Bagerdjian, the Proxy shall continue in full force and effect until July 31, 2008.

ARTICLE 2
RIGHT OF FIRST REFUSAL

2.1    Restriction on the Transfer of Shares. Neither Mr. Bagerdjian nor Ms. Stefanko shall at any time prior to July 31, 2008 sell, whether voluntarily or involuntarily, directly or indirectly, by operation of law, or otherwise, any of his or her Shares except after compliance with the terms and conditions of this Article 2. Any sale of Shares (including any agreement to sell Shares) that is made by Mr. Bagerdjian or Ms. Stefanko in violation of the provisions of this Agreement shall be null and void for all purposes and shall confer no rights on the transferee.

2.2    Right of First Refusal; Exclusion for Open-Market Sales.

(a)    Before any Shares that are beneficially owned by Mr. Bagerdjian or Ms. Stefanko may be sold prior to July 31, 2008, the Shares shall first be offered to the other party, who shall have the right to purchase all (but not fewer than all) of the Shares that are proposed to be transferred in accordance with the provisions of this Article 2 (the “Right of First Refusal”).

(b)    Notwithstanding anything to the contrary in Section 2.2(a) above, neither Mr. Bagerdjian nor Ms. Stefanko shall have a Right of First Refusal to purchase any Shares that the other party proposes to sell on the Nasdaq Stock Market in an unsolicited “brokers’ transaction” within the meaning of Section 4(4) of the Securities Act of 1933 or in a transaction directly with a “market maker” as that term is defined in Section 3(a)(38) of the Exchange Act, if such sale is conducted in accordance with the terms and conditions of Rule 144 under the Securities Act of 1933. However, Mr. Bagerdjian or Ms. Stefanko must provide the other party with at least twenty days’ prior written notice of his or her proposed sale of Shares on the Nasdaq Stock Market, and such notice must describe the number of shares that he or she proposes to sell on the Nasdaq Stock Market.

2.3    Notice of the Proposed Transfer. Each time that Mr. Bagerdjian or Ms. Stefanko proposes to sell any Shares prior to July 31, 2008 other than on the Nasdaq Stock Market in accordance with Section 2.2(b) above, he or she shall give the other party at least twenty days’ prior written notice of the proposed transfer (the “Transfer Notice”). The Transfer Notice shall set forth in reasonable detail the terms and conditions of the proposed transfer, including, without limitation, (i) the identity of the proposed transferee (who must in any case be a bona fide transferee with respect to whom the transfer is permissible under applicable federal and state securities laws), (ii) the number of Shares proposed to be transferred, (iii) the purchase price per Share, (iv) the terms of payment, (v) the date of the proposed transfer, and (vi) a statement by Mr. Bagerdjian or Ms. Stefanko that he or she has entered into a legally binding agreement (subject to compliance with this Agreement) with the proposed transferee with respect to the transfer of the Shares on the terms described in the Transfer Notice. The selling shareholder shall be liable to the other party if the Transfer Notice contains any material misstatements or omissions.

2.4    Exercise of the Right of First Refusal. Ms. Stefanko or Mr. Bagerdjian, as applicable, shall have the right, but not the obligation, to elect to purchase from the other party all, but not less than all, of the Shares that Mr. Bagerdjian or Ms. Stefanko proposes to transfer and that are described in the Transfer Notice. Within ten days after receipt of the Transfer Notice, Ms. Stefanko or Mr. Bagerdjian, as applicable, shall notify the selling shareholder in writing as to whether she or he has elected to purchase all of the Shares that are described in the Transfer Notice. Failure to give a timely notice shall be deemed an election not to purchase all of such Shares. Delivery of a timely purchase election shall constitute a binding purchase agreement between Ms. Stefanko and Mr. Bagerdjian. Neither Ms. Stefanko nor Mr. Bagerdjian shall be entitled to elect to purchase fewer than all of the Shares that are the subject of the proposed transfer.

2.5    Purchase Terms.

(a)    Except as provided in this Section 2.5 or in Section 2.6 below, the Shares that are the subject of the proposed transfer shall be purchased by Ms. Stefanko or Mr. Bagerdjian, as applicable, on the same payment terms that are described in the Transfer Notice delivered by the other party.

(b)    If the Transfer Notice provides for the use of promissory notes or other non-cash consideration, Ms. Stefanko or Mr. Bagerdjian, as applicable, shall be entitled to specify that the purchase price will be paid in cash in an amount per Share equal to the average closing price of a share of Point.360’s common stock on the Nasdaq Stock Market during the five business days immediately preceding the date on which the purchase election notice is delivered to the other party pursuant to Section 2.4 above.

2.6    Closing of the Purchase.

(a)    The closing of the purchase and sale of the Shares that are the subject of the exercise of the Right of First Refusal shall occur on a date that is agreed upon by Ms. Stefanko and Mr. Bagerdjian, provided that such date shall be no later than the thirtieth day after delivery of the Transfer Notice unless Ms. Stefanko and Mr. Bagerdjian agree to extend the closing date.

(b)    At the closing, Ms. Stefanko or Mr. Bagerdjian, as applicable, shall deliver to the other party a check in the amount of the purchase price of the Shares purchased upon exercise of the Right of First Refusal. However, if the transferee identified in the Transfer Notice proposes to deliver promissory notes or another form of non-cash consideration and if Ms. Stefanko or Mr. Bagerdjian does not elect pursuant to Section 2.5 above to pay cash for such Shares, then the purchasing shareholder shall deliver such non-cash consideration to the other party.

(c)    Mr. Bagerdjian or Ms. Stefanko, as applicable, shall deliver to the other party the stock certificate evidencing the Shares that are the subject of the sale, duly endorsed or accompanied by a duly executed stock assignment separate from certificate. The selling shareholder shall also execute and deliver any other assignments and instruments that may be reasonably requested by the other party in order to complete the purchase and sale of the Shares.

2.7    Transfer of Shares to the Proposed Transferee. If Ms. Stefanko or Mr. Bagerdjian, as applicable, does not make a timely election to purchase all of the Shares that are the subject of the proposed transfer, or if such party defaults on his or her election to purchase such Shares, the other party shall have the right to transfer such Shares to the proposed transferee who is identified in the Transfer Notice, provided that the transfer must be completed within sixty days after the date that the Transfer Notice was delivered pursuant to Section 2.3 above and the Shares must be transferred on the terms described in the Transfer Notice. The Shares that are sold by Mr. Bagerdjian or Ms. Stefanko shall cease to be subject to the Right of First Refusal, the Proxy and the other provisions of this Agreement from and after the date that they are transferred in accordance with the provisions of this Agreement.

ARTICLE 3
GENERAL PROVISIONS

3.1    Successors and Assigns. Subject to all other applicable provisions of this Agreement, this Agreement shall be binding upon, and shall benefit, the personal representative, estate, beneficiaries (by will or by the laws of descent and distribution), and other successors and assigns of Ms. Stefanko and Mr. Bagerdjian.

3.2    Notices. All notices and other communications required or permitted by this Agreement to be given by one party to another party shall be delivered in writing, by registered or certified United States mail (postage prepaid and return receipt requested), by reputable overnight delivery service, or by facsimile transmission, to the address for such party on the signature page of this Agreement or such other address or facsimile number as one party may designate to the other party. Any such notice that is sent in the foregoing manner shall be deemed to have been delivered upon actual personal delivery or actual receipt by facsimile transmission or three days after deposit in the United States mail or one day after delivery to an overnight delivery service.

3.3    Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings (written or oral) relating to such subject matter.

3.4    Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

3.5    Amendment and Termination. This Agreement may be amended or terminated only pursuant to a writing executed by Ms. Stefanko and Mr. Bagerdjian.

3.6    Counterparts. This Agreement may be executed in two counterparts, and by each party on a separate counterpart, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument. This Agreement may be executed by facsimile.

3.7    Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to such state’s conflict-of-law principles.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

HAIG S. BAGERDJIAN c/o Point.360 2777 North Ontario Street Burbank, California 91504

JULIA STEFANKO

Address:

EXHIBIT A
FORM OF PROXY FOR A SPECIFIC CHANGE OF CONTROL PROPOSAL

The undersigned (the “Shareholder”) hereby irrevocably appoints Haig S. Bagerdjian (the “Proxy Holder”) as the Shareholder’s exclusive proxy, with full power of substitution, with respect to any and all shares of the capital stock of Point.360, a California corporation (“Point.360”), that are now owned by the Shareholder and that are acquired by the Shareholder at any time hereafter (the “Shares”).

As proxy for the Shareholder, the Proxy Holder is fully authorized, in the name, place and stead of the Shareholder, to attend the meeting of the shareholders of Point.360 that has been called for ________________, 200_, including any adjournment of such meeting, and to represent, vote, execute consents, execute waivers and otherwise act on behalf of the Shareholder with respect to the Shares in the same manner and with the same effect as if the Shareholder were personally present at such meeting and voting the Shares with respect to the following proposal: _____________________________________. The Proxy Holder shall not be required to consult with the Shareholder prior to voting the Shares on the proposal described in the preceding sentence or giving a written consent or waiver with respect to the Shares regarding such proposal. This Irrevocable Proxy is coupled with an interest and is irrevocable.

The Proxy Holder is authorized to file this Irrevocable Proxy with the Secretary of Point.360. The Shareholder agrees to perform such further acts and to execute and deliver such additional documents as are requested by the Proxy Holder and as may be reasonably required in order to carry out and give effect to the provisions and intent of this Irrevocable Proxy.

This Irrevocable Proxy is given by the Shareholder in accordance with the terms of, and in order to secure and to carry out the obligations of the Shareholder under, a Proxy and Right of First Refusal Agreement dated as of January 18, 2007 that the Shareholder has entered into with the Proxy Holder.

IN WITNESS WHEREOF, the Shareholder has executed and delivered this Irrevocable Proxy on ___________, 200_.

JULIA STEFANKO